EXHIBIT (11)

[Letterhead of Pacific Life]

February 23, 2004

Pacific Life Insurance Company

700 Newport Center Drive

Post Office Box 9000

Newport Beach, California 92660

Dear Sirs:

In my capacity as Senior Vice President and General Counsel of Pacific Life Insurance Company (“Pacific Life”) I, or attorneys employed by Pacific Life under my general supervision, have supervised the establishment of Pacific Select Exec Separate Account of Pacific Life Insurance Company which has been authorized by resolutions of the Board of Directors of Pacific Life adopted November 20, 1986 and November 22, 1989 and Memoranda dated May 12, 1988 and January 26, 1993 concerning Pacific Select Exec Separate Account as the separate account for assets applicable to Pacific Select Exec II Flexible Premium Variable Universal Life Insurance Policies (“Policies”), pursuant to the provisions of Section 10506 of the Insurance Code of the State of California. Moreover, I have been associated with the preparation of the Post Effective Amendment No. 21 to the Registration Statement on Form N-6 (“Registration Statement”) (File No. 333-60461) filed by Pacific Life and Pacific Select Exec Separate Account with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of interests in the Pacific Select Exec Separate Account funding the Policies.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.	The Policies have been duly authorized by Pacific Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of Pacific Life, except as limited by bankruptcy and insolvency laws affecting the right of creditors generally.

I here by consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/    DAVID R. CARMICHAEL

David R. Carmichael

Senior Vice President and General Counsel

DRC/kjh